Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made and entered into this 25th day of January, 2008, by and between CYTOMEDIX, INC., a Delaware corporation (“Company”), and DR. KSHITIJ MOHAN (“Executive”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1. Amendment. Except as expressly modified hereinbelow, the Employment Agreement dated April 20, 2004, by and between the Company and Executive (the “Original Agreement”) shall remain in full force and effect:

(a) Section B of Appendix 1 (the Anti-Dilution Provisions) of the Original Agreement is hereby deleted in its entirety and all references to Section B of Appendix 1 are hereby deleted including without limitation the reference to Section B of Appendix 1 contained in the last sentence of Section A of Appendix 1.

(b) The last sentence of Section C of Appendix 1 is hereby deleted in its entirety.

(c) The first sentence of Section E of Appendix 1 is hereby deleted in its entirety.

(d) The addresses for notice stated in Section 8.4 are hereby deleted in their entirety and replaced with the following:

If to the Company:	Cytomedix, Inc.
ttn: Compensation Committee Chair
416 Hungerford Dr., Suite 330
Rockville, Maryland 20850

If to Executive:	Dr. Kshitij Mohan
25 Beman Woods Court
Potomac, Maryland 20854

2. Effective Date of Amendment. This Amendment shall be deemed effective October 1, 2007. Therefore, based on this effective date, there shall be no securities issuable to Executive pursuant to the provisions of the Original Agreement deleted hereby for issuances approved or made by the Company on or after October 1, 2007.

3. Issuance to Executive. In consideration of Executive’s execution of this Amendment, Company agrees to immediately grant to Executive an option to purchase thirty thousand (30,000) shares of the Company’s common stock at an exercise price equal to the closing sale price of the Company’s common stock on the date of this Amendment. In addition, as long as Executive remains employed by the Company on December 1, 2008, and each subsequent year through December 1, 2011, the Company will, within thirty (30) days of each December 1, grant to Dr. Mohan an option to purchase an additional thirty thousand (30,000) shares of the Company’s common stock at an exercise price equal to the closing sale price of the Company’s common stock on the date the Board authorizes and approves the grant. The grants to be made in December of each year shall not be effective unless and until the Board authorizes and approves said grants and each grant shall be made only if Dr. Mohan remains employed by the Company on December 1 of that year. The maximum amount of options issuable pursuant to this paragraph shall be options to purchase one hundred fifty (150,000) shares.

4. Acknowledgement and Release. Pursuant to the anti-dilution provisions of the Original Agreement prior to the deletion thereof, Company and Executive acknowledge that Executive has a right to receive options to purchase 555 shares for issuances made in 2004, options to purchase 13,095 shares for issuances made in 2005, options to purchase 10,735 shares for issuances made in 2006, and options to purchase 34,925 shares for issuances made through September 30, 2007. Upon issuance of these options, Executive hereby acknowledges that he will have received all common stock or securities convertible into or exercisable for common stock which may have been due him pursuant to the deleted anti-dilution provisions contained in Section B of Appendix 1. In connection therewith, Executive hereby completely and forever releases Company from any and all claims, demands, liabilities and damages of any kind or nature, known or unknown, arising from or related to shares issued or issuable pursuant to Section B of Appendix 1, including without limitation claims for the issuance of additional options to Executive or for taxes owed by Executive in connection with securities issued to him.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

6. Headings. Section headings in this Amendment are included herein for convenience and for reference only and shall not constitute a part of this Amendment for any other purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment on the date first above written.

COMPANY:

CYTOMEDIX, INC., a Delaware corporation

By:	/s/ Mark T. McLoughlin
Mark T. McLoughlin
Compensation Committee Chairman

Date: January 25, 2008

EXECUTIVE:

By:	/s/ Dr. Kshitij Mohan
Dr. Kshitij Mohan

Date: January 25, 2008